Exhibit 23.2

CONSENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

SONDE RESOURCES CORP.

We hereby consent to the use in the Annual Report on Form 40-F of our Auditors’ Report dated April 29, 2009 (except as to Note 6 which is as of March 25, 2011) with respect to the consolidated statement of operations, comprehensive loss, and deficit and cash flows of Sonde Resources Corp. (formerly Canadian Superior Energy Inc.) (the “Company”) for the year ended December 31, 2008, which is contained in this Annual Report on Form 40-F of the Company for the fiscal year ended December 31, 2010.

/s/ Meyers Norris Penny LLP

Independent Registered Public Accounting Firm

Calgary, Canada
March 25, 2011